OPTION AND PURCHASE AGREEMENT

dated as of

March 12, 2009

by and among

FORTIFY INFRASTRUCTURE SERVICES, INC.,

NETFABRIC TECHNOLOGIES, INC. D/B/A UCA SERVICES, INC.,

and

NETFABRIC HOLDINGS, INC.

OPTION AND PURCHASE AGREEMENT

THIS OPTION AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of March, 2009 (the “Effective Date”), by and among Fortify Infrastructure Services, Inc., a Delaware corporation (the “Purchaser”), NetFabric Technologies, Inc. d/b/a UCA Services, Inc., a New Jersey corporation (the “Company”) and NetFabric Holdings, Inc., a Delaware corporation (the “Seller”).  The Company is a wholly owned subsidiary of the Seller.  Purchaser, the Company and Seller shall each be referred to in this Agreement as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to obtain from Seller an option to purchase all of the outstanding capital stock of the Company (the “Option”) and Seller desires to grant to Purchaser an option to purchase all of the outstanding capital stock of the Company (the “Purchase”) on the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with the Option, as of even date herewith (a) Purchaser and the Company desire to enter into a Convertible Note Purchase Agreement in order for Seller to issue to Purchaser a Convertible Promissory Note and for Purchaser to provide to Seller a bridge loan of $5 million to be used (i) in part by the Company to repay all outstanding principal and accrued interest on existing indebtedness of the Company, (ii) in part by the Seller to repay  certain of its liabilities, (iii) in part by the Seller and the Company to pay costs related to the transactions contemplated by this Agreement, and (iv) in part by the Seller and the Company for purposes of working capital, (b) Purchaser, Seller and the Company desire to enter into a Credit Agreement in order for Purchaser to provide to the Company a revolving line of credit of up to $1 million for working capital purposes, (c) Purchaser, Seller and the Company desire to enter a Security Agreement to secure the loans advanced as described in the preceding clauses, and (d) Purchaser and Seller desire to enter into a Stock Pledge Agreement to secure the loans advanced as described in the preceding clauses, all in accordance with their terms.  This Agreement, the Convertible Note Purchase Agreement, the Convertible Promissory Note, the Credit Agreement, the Security Agreement and the Stock Pledge Agreement are referred to herein as the “Transaction Agreements.”

NOW, THEREFORE, in consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, intending to be legally bound, the parties agree as follows:

SECTION 1
OPTION TO PURCHASE STOCK

1.           Option to Purchase Stock. Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser this Option to purchase at the Closing (as defined below), all of the shares of capital stock of the Company outstanding as of the Closing (the “Shares”) for the purchase price payable in accordance with Section 2 below.  Purchaser will, by written notice to Seller, exercise the Option within two (2) business days after receipt of written notification from Seller certifying the effectiveness of the Seller’s Definitive Schedule 14C Information Statement filed with the Securities and Exchange Commission (the “SEC”) (the “Definitive Information Statement”) in connection with certain actions taken by the written consent of the holders of a majority of the Seller's outstanding Common Shares approving the terms of this Agreement and related transactions described in the Definitive Information Statement, following the satisfaction (or waiver, as the case may be) of (i) Section 2.4(c)(iii) below; and (ii) the conditions precedent set forth in Section 7 of this Agreement, which shall take place no later than three (3) Business Days following the date Purchaser exercises the Option (the “Closing Date”).  The foregoing notwithstanding, this Option will expire on the date which is six (6) months from the Effective Date unless extended by Purchaser in writing (the “Option Expiration Date”).

SECTION 2
CLOSING

2.           Closing.

2.1           Closing Date.  The closing of the Purchase (the “Closing”) shall be held at the offices of Royse Law Firm, PC, 2600 El Camino Real, Suite 110, Palo Alto, CA 94306 at 10:00 a.m. California time on the Closing Date.

2.2           Purchase Price.  As full consideration for the purchase of the Shares upon exercise of the Option, Purchaser agrees to (i) release Seller from its guarantees and obligations under the Transaction Agreements, and (ii) pay to Seller as purchase consideration the sum of (a) $500,000.00 less the amount of accrued and unpaid interest on the Convertible Promissory Note as of the Closing Date (if any), which shall be paid on the date which is 365 days following the Closing Date and which shall be evidenced by a unsecured promissory note (the “Unsecured Note”) in substantially the form attached hereto as Exhibit A, plus (b) the amounts specified as payable to Seller (and not allocated to the Bonus Pool) in Section 3.1 below (all such consideration, collectively, the “Purchase Price”). For the avoidance of doubt, amounts paid under Section 3.1 which are allocated to the Bonus Pool shall not be considered Purchase Price.

2.3          Actions at the Effective Date.  As of the Effective Date:

(a)          Actions by Seller.  Seller will deliver to Purchaser the items set forth below:

(i)           Fahad Syed will deliver an employment and non-competition agreement substantially in the form of Exhibit B-1, executed by him (the “Employment and Non-Competition Agreement”)

(ii)           Schedule 1 attached hereto contains a list of key employees (the “Key Employees”) who will, within thirty (30) days, (unless extended by Purchaser) deliver a non-competition agreement substantially in the form of Exhibit B-2, executed by him or her (the “Non-Competition Agreement”);

(iii)           Seller will deliver a certificate pursuant to Section 7.3(c)(ii) executed by its Chief Executive Officer and Chief Financial Officer confirming (A) Seller’s compliance with, and performance of, the covenants and obligations to be performed or complied with by it at or before the Effective Date, and (B) the accuracy of the Seller’s representations and warranties as of the Effective Date;

(iv)           Seller will deliver a certificate executed by the Secretary of Seller certifying the items set forth in Section 7(c)(v)(A) and (C) below;

(v)           Seller’s counsel will deliver to Purchaser an opinion in the form set forth on Exhibit C attached hereto;

(vi)           Seller’s immigration counsel will deliver to Purchaser an opinion in the form set forth on Exhibit D attached hereto; and

(v)           Seller shall deliver all documents required of Seller to be delivered as of the Effective Date pursuant to this Agreement

(b)          Actions by the Company.  The Company will deliver to Purchaser the items set forth below:

(i)           a certificate pursuant to Section 7.3(c)(i) executed by the President and the Chief Financial Officer of the Company confirming (A) the Company’s compliance with, and performance of, the covenants and obligations to be performed or complied with by the Company at or before the Closing; (B) the accuracy of the Company’s representations and warranties as of the Effective Date;

(ii)           a certificate executed by the Secretary of the Company certifying the items set forth in Section 7.3(c)(iv) below; and

(iii)           The Company shall deliver all documents required of the Company to be delivered as of the Effective Date pursuant to this Agreement.

(c)          Actions by the Purchaser.  The Company will deliver to Purchaser the items set forth below:

(i)           Purchaser shall deliver all documents required of Purchaser to be delivered as of the Effective Date pursuant to this Agreement; and

(ii)           Purchaser shall deliver to Seller a certificate executed by the President and Chief Executive Officer certifying the items set forth in Sections 7.2(a) and (b) below.

2.4           Actions at the Closing.  At the Closing, the Company, Seller and Purchaser shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

(a)          Actions by Seller.  Seller will deliver to Purchaser the items set forth below:

(i)           Seller will deliver a certificate or certificates representing all of Seller’s Shares, together with stock powers duly endorsed in blank for transfer of such Shares to Purchaser, and Seller shall deliver all other documents required of the Seller pursuant to this Agreement;

(ii)           Seller shall have transferred and assigned to the Company all assets listed on its books (including, without limitation, all tangible and intangible assets) which relate to the Company and shall have provided to Purchaser (i) a schedule of such intangible assets assigned and transferred and (ii) appropriate documentation reflecting such assignment.

(iii)           Seller will deliver a certificate pursuant to Section 7.3(c)(ii) executed by its Chief Executive Officer and Chief Financial Officer confirming (A) Seller’s compliance with, and performance of, the covenants and obligations to be performed or complied with by it at or before the Closing, and (B) the accuracy of the Seller’s representations and warranties as of the Closing Date; and

(iv)           Seller will deliver a certificate executed by the Secretary of Seller certifying the items set forth in Section 7(c)(v) below;

(v)           Seller’s counsel will deliver to Purchaser an opinion in the form set forth on Exhibit C attached hereto; and

(vi)           Seller’s immigration counsel will deliver to Purchaser an opinion in the form set forth on Exhibit D attached hereto.

(b)           Actions by the Company.  The Company will deliver to Purchaser the items set forth below:

(i)           a certificate pursuant to Section 7.3(c)(i) executed by the President and the Chief Financial Officer of the Company confirming (A) the Company’s compliance with, and performance of, the covenants and obligations to be performed or complied with by the Company at or before the Closing; (B) the accuracy of the Company’s representations and warranties as of the Closing Date;

(ii)           a certificate executed by the Chief Financial Officer of the Company certifying the items set forth in Section 7.3(c)(iii) below;

(iii)           a certificate executed by the Secretary of the Company certifying the items set forth in Section 7.3(c)(iv) below; and

(iv)           the Company shall have transferred and assigned to the Seller all of the Company’s right, interest and title to any ownership interest in any securities or assets of any kind with respect to any subsidiary of the Company and Seller shall have agreed to assume any and all obligations and/or liabilities related thereto; the Company shall have provided to Purchaser appropriate documentation reflecting such assignment;

(v)           Schedule 1B contains a complete list of billable and non-billable employees (the “Schedule 1B Employees”). At or prior to closing the non-billable Schedule 1B Employees, will deliver a non-competition agreement substantially in the form of Exhibit B-2, executed by him or her (the “Non-Competition Agreement”); provided, however that those non-billable Schedule 1B Employees who have a valid existing non-competition and non-disclosure agreement in place with the Company shall not be required to execute the Non-Competition Agreement.

(c)           Actions by Purchaser.

(i)           Purchaser shall deliver all documents required of Purchaser pursuant to this Agreement;

(ii)           Purchaser shall deliver to Seller a certificate executed by the President and Chief Executive Officer certifying the items set forth in Sections 7.2(a) and (b) below; and

(iii)           Purchaser and Seller shall execute documents, satisfactory to Seller, evidencing the release of any and all obligations of the Seller under the Security Agreement.

2.5           Purchase of Common Stock.  The Shares to be purchased by Purchaser at the Closing shall consist solely of the Company’s Common Stock, and at such time there shall be no other outstanding securities of or rights to purchase or otherwise acquire securities of the Company.  Accordingly, prior to the Closing, each outstanding share of the Company Preferred Stock, if any, shall have been converted into the Common Stock of the Company and all options or rights to purchase or acquire shares of the Company’s capital stock, if any, shall have been exercised or terminated.

2.6           Tax Elections.  At Purchaser’s exclusive option, Purchaser and Seller agree that they shall cooperate in making a joint Section 338(h)(10) election under the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable state income tax laws), to treat the Purchase of the Shares pursuant to this Agreement as a purchase of assets rather than of stock for federal and state income tax purposes, as more particularly described in Section 11 below.  Seller agrees to make such elections on its own federal and state income tax returns, and to prepare and file with the Internal Revenue Service all such filings and forms as may be necessary in order to effect such Section 338(h)(10) election (and any comparable state election).

SECTION 3
EARN-OUT PAYMENTS

3.           Earn-Out Payments.  Additional payments are, or may be, payable to Seller and Employees based on the Company’s operating performance pursuant to the Incentive Plan as set forth in Section 3.2 below.

3.1           Earn-Out Payments.  Cash payments of up to $2,500,000.00 in the aggregate (“Earn-Out Payments”) shall be payable to Seller and Employees if the Company achieves the financial thresholds specified below for the 12-month period beginning April 1, 2009 and ending March 31, 2010 (“Year 1”) and the subsequent 12-month period beginning April 1, 2010 and ending March 31, 2011 (“Year 2”).  As used in this Section 3.1, “Revenues” shall mean the Company’s revenues from customers as determined in accordance with generally accepted accounting principles less returns, discounts and allowances, including without limitation allowances for any uncollectible amounts; and “EBITDA” shall mean the Company’s earnings before interest, depreciation and taxes. For avoidance of doubt, all earn-out payments made to Seller pursuant to this Section 3.1 shall be credited against the Purchase Price set forth in Section 2.2.

 (a)           Year 1 Earn-Out Payment.  The maximum Earn-Out Payment that may be earned for Year 1 is $1,250,000.00 (the “Maximum Threshold”), which shall be allocated (a) $250,000.00 to Seller, and (b) $1,000,000.00 to the Bonus Pool (up to $500,000 of which shall be payable to Fahad Syed). No Earn-Out Payments for Year 1 will be payable unless the Company achieves both of the following “Year 1 Minimum Thresholds”:  (a) Revenues equal to at least $14.4 million (the “Revenue Minimum Threshold”) and (b) EBITDA of at least $1 million (the “EBITDA Minimum Threshold”).  “Year 1 Maximum Thresholds” are as follows:  (a) Revenues equal to at least $18 million (the “Revenue Maximum Threshold”, and (b) EBITDA of at least $1.3 million (“EBITDA Maximum Threshold”).

If the Company meets both of the Year 1 Maximum Thresholds, Purchaser shall pay the amounts set forth below within three and one-half (3½) months following the end of Year 1:

Year 1 Revenues		Year 1 EBITDA

Maximum Earn-out Payment to Seller	$125,000	Maximum Earn-out Payment to Seller	$125,000

Maximum Earn-out to Bonus Pool	$500,000	Maximum Earn-out to Bonus Pool	$500,000
Maximum Revenue Threshold Triggering Payment	$18,000,000	Maximum EBITDA Threshold Triggering Payment	$1,300,000

If the Company achieves both of the Year 1 Minimum Thresholds but does not achieve either or both of the Year 1 Maximum Thresholds, then the Year 1 Earn-Out Payment shall be reduced according to the following schedule:

Year 1 Revenues				Year 1 EBITDA
Percentage Of Maximum Threshold	Percentage of Earn- Out Payment	Amount Payable to Seller	Amount Payable to Bonus Pool	Percentage Of Maximum Threshold	Percentage of Earn-Out Payment	Amount Payable to Seller	Amount Payable to Bonus Pool
79%	0.00%	$0	$0	79%	0.00%	$0	$0
80% to 89%	70.00%	$87,500	$350,000	80% to 89%	70.00%	$87,500	$350,000
90% to 99%	85.00%	$106,250	$425,000	90% to 99%	85.00%	$106,250	$425,000
100% or more	100.00%	$125,000	$500,000	100% or more	100.00%	$125,000	$500,000

For the avoidance of doubt, if the Company achieves the Revenue Threshold at one level and the EBITDA Threshold at a different level, the Year 1 Earn-Out Payment will be the sum of the amounts payable based on the two different thresholds achieved.  For example, if Revenues for Year 1 exceed $18 million but the Company’s EBITDA for Year 1 is only $1.04 million (or 80%), then the Year 1 Earn-Out Payment will be equal $1,062,500 (or the sum of $625,000 based on achievement of the Revenue Threshold and $437,500 based on achievement of the EBITDA Threshold).

(b)           Year 2 Earn-Out Payment.  The maximum Earn-Out Payment that may be earned for Year 2 is $1,250,000.00, which shall be allocated (a) $250,000.00 to Seller, and (b) 1,000,000.00 to the Bonus Pool (up to $500,000 of which shall be payable to Fahad Syed). No Earn-Out Payments for Year 2 will be payable unless the Company achieves both of the Revenue Minimum Threshold and the EBITDA Minimum Threshold (“Year 2 Minimum Thresholds”).  “Year 2 Maximum Thresholds” are as follows:  (a) Revenues equal to at least $18 million (the “Year 2 Revenue Maximum Threshold,” and (b) EBITDA of at least $1.5 million (“Year 2 EBITDA Maximum Threshold”).

If the Company meets both of the Year 2 Maximum Thresholds, Purchaser shall pay the amounts set forth below within three and one-half (3½) months following the end of Year 2:

Year 2 Revenues		Year 2 EBITDA

Maximum Earn-out Payment to Seller	$125,000	Maximum Earn-out Payment to Seller	$125,000

Maximum Earn-out to Bonus Pool	$500,000	Maximum Earn-out to Bonus Pool	$500,000
Maximum Revenue Threshold Triggering Payment	$18,000,000	Maximum EBITDA Threshold Triggering Payment	$1,500,000

If the Company achieves both of the Year 2 Minimum Thresholds but does not achieve either or both of the Year 2 Maximum Thresholds, then the Year 2 Earn-Out Payment shall be reduced according to the following schedule:

Year 2 Revenues				Year 2 EBITDA
Percentage Of Maximum Threshold	Percentage of Earn- Out Payment	Amount Payable to Seller	Amount Payable to Bonus Pool	Percentage Of Maximum Threshold	Percentage of Earn-Out Payment	Amount Payable to Seller	Amount Payable to Bonus Pool
79%	0.00%	$0	$0	79%	0.00%	$0	$0
80% to 89%	70.00%	$87,500	$350,000	80% to 89%	70.00%	$87,500	$350,000
90% to 99%	85.00%	$106,250	$425,000	90% to 99%	85.00%	$106,250	$425,000
100% or more	100.00%	$125,000	$500,000	100% or more	100.00%	$125,000	$500,000

For the avoidance of doubt, if the Company achieves the Revenue Threshold at one level and the EBITDA Threshold at a different level, the Year 2 Earn-Out Payment will be the sum of the amounts payable based on the two different thresholds achieved.  For example, if Revenues for Year 2 exceed $18 million but the Company’s EBITDA for Year 2 is only $1.35 million (or 90%), then the Year 2 Earn-Out Payment will be equal $1,156,250 (or the sum of $625,000 based on achievement of the Revenue Threshold and $531,250 based on achievement of the EBITDA Threshold).

(c)           Payment of Earn-Out Amounts.  Provided the Company has furnished satisfactory proof to Purchaser of its achievement of the Revenue Thresholds and EBIDTA Thresholds for Year 1 and Year 2, respectively, Purchaser shall make the applicable Year 1 Earn-Out Payment within three and one-half (3½) months after the end of Year 1, and the applicable Year 2 Earn-Out Payment within three and one-half (3½) months after the end of Year 2.  The Earn-Out Payments allocable to the Bonus Pool shall be made to the Employees pursuant to the Incentive Plan as set forth in Section 3.2 below.

(d)           Audit Right of Purchaser.  Purchaser shall have the right to request an audit by an independent third party with respect to the Company’s achievement of the Revenue Threshold and EBITDA Threshold for Year 1 and/or Year 2 by delivering written notice of such audit election to the Company’s Chief Financial Officer anytime within a ninety (90) day period following the end of Year 1 or Year 2.  The Company agrees that it shall direct its employees to cooperate with the auditors and make available such financial information as shall be reasonably requested by the auditors. If such audit reveals the Company failed to achieve either the reported Revenue Threshold or EBITDA Threshold for the audited year and, therefore, Purchaser made an Earn-Out Payment that was greater than it should have been, Seller agrees that it will return any such over-payment to Purchaser within five (5) days of its receipt of the results of the audit and Seller further agrees to pay the reasonable costs incurred by Purchaser to conduct such audit.  If the audit reveals the Company achieved a higher Revenue Threshold or EBITDA Threshold for the audited year than was reported and, therefore, Purchaser made an Earn-Out Payment that was less than it should have been, Purchaser agrees that it will make an additional Earn-Out Payment to Seller and/or the Bonus Pool based on results of the audit within ten (10) days of its receipt of the results of the audit and Purchaser shall bear the costs of the audit.

3.2           Incentive Plan.  Purchaser agrees that the Company will adopt an incentive compensation plan (the “Incentive Plan”) in the form attached hereto as Exhibit E, pursuant to which the Employees of the Company will be eligible to receive the Bonus Pool and other performance based compensation as detailed therein.  All payments made to employees from the Bonus Pool will be subject to the terms and conditions of the Incentive Plan. Allocations of amounts from the Incentive Plan shall be subject to Purchaser’s prior written consent and payment of such amounts to Employees shall be subject to withholding by the Company for all applicable federal and state payroll taxes due thereon.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities.  In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to “knowledge” means an individual will be deemed to have knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.  A party (that is not an individual) will be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director, officer, executive or manager, partner, executor or trustee of that party (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (i) and (ii) of this definition), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that party or individual.

A Company Disclosure Schedule, attached as Schedule 2 (the “Company Disclosure Schedule”), shall be delivered to Purchaser on the Effective Date of this Agreement and in connection with the Closing.  Except as set forth on the Company Disclosure Schedule delivered to Purchaser as of the Effective Date and as of the Closing Date, respectively, each of the Company and Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date, as applicable, as follows:

4.1           Organization, Standing and Power; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  The Company has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company has no subsidiaries. Other than the transactions contemplated by the Transaction Agreements, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

4.2           Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder have been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3           Certificate of Incorporation and Bylaws.  The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws or other charter documents, each as amended to date, to Purchaser.  The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

4.4           Capital Structure.  The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which there are issued and outstanding as of the close of business on the date hereof, 3,000,000 shares of Common Stock.   There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of the Company.  All outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of the Company’s Common Stock were issued in compliance with all applicable federal and state securities laws.  As of the close of business on the Effective Date, the Company has not reserved, issued or granted any shares of Common Stock for issuance to employees and consultants pursuant to a Company Stock Plan (the “Plan”).  Except (i) for the rights created pursuant to this Agreement, (ii) for  the Company’s right to repurchase any unvested shares under the Plan and (iii) as set forth in this Section 4.4, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (i) between or among the Company and any of its stockholders and (ii) between or among any of the Company’s stockholders.  True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Purchaser.

4.5          No Conflicts; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.6         Financial Statements.

(a)           As of the Effective Date, Section 4.6 of the Company Disclosure Schedule includes a true, correct and complete copy of the Company’s audited financial statements for the fiscal year ended December 31, 2006, a draft copy of the Company’s audited financial statements for the fiscal year ended December 31, 2007, a draft of its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as of September 30, 2008, and a draft of the Company’s unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as of December 31, 2008 (collectively, the “Financial Statements”). Additionally, as of the Closing Date, the Financial Statements set forth on Section 4.6 shall include a true, correct and complete copy of the Company’s audited financial statements for the fiscal year ended December 31, 2008 and unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the three-month period ended March 31, 2009 (the “1Q 2009 Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other.  The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The 1Q 2009 Unaudited Financial Statements, shall reflect a zero balance in the intercompany accounts payable and accounts receivable between the Company and Seller, and such zero balance in the intercompany accounts payable and accounts receivable will, and does, remain as of the Closing Date.

(b)           The Company and Seller hereby represent and warrant to Purchaser that as of the Effective Date, the intercompany accounts payable and accounts receivable between the Company and Seller shall have a zero balance (other than those balances which relate exclusively the amounts utilized by Seller pursuant to the Note that will be adjusted on the Closing Date.)

4.7          Absence of Undisclosed Liabilities.  Except as set forth in Schedule 4.7, the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 2008 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice, and (iv) those incurred for professional services in connection with the execution of this Agreement.

4.8          Absence of Certain Changes.  Except as set forth in Section 4.8 of the Company Disclosure Schedule, since December 31, 2008 (the “Company Balance Sheet Date”) there has not been, occurred or arisen any:

(a)           transaction by the Company, other than transactions in connection with elimination of intercompany accounts, except in the ordinary course of business as conducted on that date and consistent with past practice;

(b)           amendments or changes to the Certificate of Incorporation or Bylaws of the Company other than as contemplated by this Agreement;

(c)           capital expenditure or commitment by the Company in any individual amount exceeding $10,000.00 or in the aggregate, exceeding $50,000.00;

(d)           destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company (whether or not covered by insurance) which would constitute a Material Adverse Effect;

(e)           labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f)           change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by the Company;

(g)           revaluation by the Company of any of its assets;

(h)           declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock, except repurchases of the Company Common Stock from terminated Company employees or consultants at the original per share purchase price of such shares;

(i)           increase in the salary or other compensation payable or to become payable by the Company to any officers, directors, employees or consultants of the Company, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 4.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

(j)           sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business and not in excess of $10,000.00, in the aggregate;

(k)           termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which the Company is a party or by which it is bound;

(l)           loan by the Company to any person or entity, or guaranty by the Company of any loan, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practice and (ii) trade payables not in excess of $50,000.00 in the aggregate and in the ordinary course of business, consistent with past practice;

(m)           waiver or release of any right or claim of the Company, except for intercompany balances and doubtful allowances, including any write-off or other compromise of any account receivable of the Company, in excess of $50,000.00 in the aggregate;

(n)           commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company’s or the Company’s officers’ or directors’ knowledge, investigation of the Company or its affairs;

(o)           to the Company’s knowledge, notice of any claim of ownership by a third party of the Company’s Intellectual Property (as defined in Section 4.13 below) or, to the Company’s knowledge, of infringement by the Company of any third party’s Intellectual Property rights;

(p)           issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than as contemplated by the Transaction Agreements;

(q)           material changes in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(r)           to the Company’s knowledge, any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

(s)           agreement by the Company, or any of its officers or employees on its behalf to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

4.9           Litigation.  Except as set forth on Schedule 4.9, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.  There is no judgment, decree or order against the Company or, to the Company’s knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company.  All litigation to which the Company is a party (or, to the knowledge of the Company, threatened to become a party) is disclosed in the Company Disclosure Schedule.

4.10        Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, any acquisition of property by the Company or the overall conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.  The Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.11        Permits; Company Products; Regulation.

(a)           The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Authorizations”) and no suspension or cancellation of any Company Authorization is pending or, to the Company’s knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Company Authorization would not have a Material Adverse Effect on the Company.  The Company is not in conflict with, or in default or violation of, (i) any laws applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any Company Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate have a Material Adverse Effect on the Company.

(b)           Except as would not have a Material Adverse Effect on the Company, since January 31, 2009, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or by any agent on behalf of the Company (the “Products”) is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body.  To the knowledge of the Company, the Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products.  Except as disclosed in Section 4.11 of the Company Disclosure Schedule, since January 31, 2009, there have been no recalls, field notifications or seizures ordered or, to the Company’s knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

(c)           The Company has obtained, in all countries where either the Company or any agent of the Company is marketing or has marketed the Company’s Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by the Company or its agents in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company has identified and made available for examination by Purchaser all information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listing, inspections, the Company’s recalls and product actions, audits and the Company’s ongoing field tests. The Company has identified in writing to Purchaser all international locations where regulatory information and documents are kept.

4.12        Title to Property.

(a)           The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), all as set forth on the schedule of assets listed in Section 4.12 of the Company Disclosure Schedule, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet.  The plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair.  All properties used in the operations of the Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.  Section 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease.  Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)           Section 4.12 of the Company Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the “Equipment”) owned or leased by the Company, and such Equipment is, taken as a whole, (i) adequate for the conduct of the Company’s business, consistent with its past practice and (ii) in good operating condition (except for ordinary wear and tear).

4.13        Intellectual Property.

(a)           The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)           Section 4.13 of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and mask work rights, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any products of the Company that are, individually or in the aggregate, material to the business of the Company.  The Company is not in violation of any license, sublicense or agreement described in Section 4.13 of the Company Disclosure Schedule.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.  Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

(c)           To the Company’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(d)           The Company is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on the Company.

(e)           To the Company’s knowledge, all patents, registered trademarks, service marks and copyrights held by the Company are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of the Company.  The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party.  Neither the conduct of the business of the Company as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by the Company of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.  All registered trademarks, service marks and copyrights held by the Company are valid and subsisting.  To the Company’s knowledge, no third party is challenging the ownership by the Company, or validity or effectiveness of, any of the Intellectual Property.  The Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There is no pending, or to the best of the Company’s knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company, except such as may have been commenced by the Company.  There is no breach or violation of or threatened or actual loss of rights under any licenses to which the Company is a party.

(f)           The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(g)           The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  The Company has a policy requiring each of its employees and contractors to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms and all current and former employees and contractors of the Company have executed such an agreement.  All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.  All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

4.14         Environmental Matters.

(a)           The following terms shall be defined as follows:

(i)           “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials (as defined below) or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

(ii)           “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum or petroleum products including crude oil or any fractions thereof; natural gas, synthetic gas, or any mixtures thereof; radon; asbestos; or any other pollutant or contaminant

(iii)           “Property” shall mean all real property leased or owned by the Company either currently or in the past.

(iv)           “Facilities” shall mean all buildings and improvements on the Property of the Company.

(b)           The Company represents and warrants as follows:  (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) the Company has received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or state analog statute, arising out of events occurring prior to the Closing; (vi) there has not been in the past, and there is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters); (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and the Company’s uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) the Company has all the permits and licenses required to be issued and is in full compliance with the terms and conditions of those permits; and (xii) the Company is not liable for any off-site contamination under any Environmental and Safety Laws.

4.15        Taxes.

(a)           For purposes of this Section 4.15 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(i)           The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other Tax of any kind whatsoever, which are required to be paid, withheld or collected, in an aggregate amount in excess of $10,000, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii)           The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

(b)           Except as set forth on Schedule 4.15, all Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct.  All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings.  Except as set forth on Schedule 4.15, the Company has no subsidiaries and has not at any time been a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c)           The amount of the Company’s liabilities for unpaid Taxes for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of the Company payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date.  No liability for Taxes of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the Closing will be incurred or realized) since such date other than in the ordinary course of business.

(d)           Purchaser has been furnished by the Company with true and complete copies of (i) all relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including the Company for all periods since six (6) full years preceding the date of this Agreement.

(e)           No audit of the Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s knowledge, pending (either in writing or orally, formally or informally).  No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid.  The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor, to the Company’s knowledge, has such event been asserted or threatened (either in writing or orally, formally or informally) against the Company, or any of its assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.  The Company has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

(f)           The Company is not (nor has it ever been) a party to any tax sharing agreement.  Since April 16, 1997, the Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(g)           The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company is not a “consenting corporation” under Section 341(f) of the Code.  The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.  The Company has not agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing with respect to which the Company received the economic benefit prior to the Closing.  The Company is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

(h)           The Company Disclosure Schedule contains accurate and complete information regarding the Company’s net operating losses for federal and each state tax purposes.  The Company has no net operating losses or credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

(i)         The Company shall not have any liability for Taxes of any person other than the Company under (a) Treas. Reg. Section 1502-6 (or any similar provision of state, local, or foreign law), (b) as a transferee or successor, (c) by contract, or (d) otherwise.

(j)           With respect to each option and share of restricted stock, the Company and the Stockholders warrant and represent that each such option has been granted with an exercise price no lower than “fair market value” (determined in accordance with Treas. Reg. Section 1.409A-1(b)(vi)) as of the grant date and that each such grant does not provide for a deferral of compensation under Code section 409A.  Each Company Employee Plan (as defined in Section 8(p) hereof) that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005, in good faith compliance with Code Section 409A and the rules and regulations issued thereunder.  No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Treas. Reg. Section 1.409A-6) after October 3, 2004.  The Company is not a party to, and is not otherwise obligated under, any Contract, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

4.16         Employee Benefit Plans.

(a)           Schedule 4.16 lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of the Company (other than, in each case, any such contract or agreement that is terminable by the Company at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the “Company Employee Plans”).

(b)           The Company has furnished to Purchaser a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation; may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Company Employee Plan.  The Company has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such the Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any the Company Employee Plan subject to Code Section 401(a).

(c)           Except as set forth in Section 4.16 of the Company Disclosure Schedule, (i) none of Company Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and the Company or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee’s withdrawal from, any Company Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; and (viii) no compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m) or 280G of the Code.  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such the Company Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such the Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.  Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)           With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act (“HIPAA”) and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent that failure to comply would not, in the aggregate, have a Material Adverse Effect.

(e)           Except as set forth on Schedule 4.16(e), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

(f)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any the Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company’s financial statements.

4.17         Effect on Other Certain Agreements.  Except as set forth on Schedule 4.17, neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.18         Employee Matters.

(a)           Except as set forth on Schedule 4.18, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  The Company does not have any material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.  There are no controversies pending or, to the Company’s knowledge, threatened, between the Company and any of its employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not a party to any collective bargaining agreement or other labor unions contract nor does the Company know of any activities or proceedings of any labor union or organize any such employees.  The Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and no fact or event exists that could give rise to liability under the WARN Act.  Section 4.18 of the Company Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

(b)           The Company is in compliance with all federal, state and local laws governing the employment and sponsorship of foreign nationals employed by the Company and is not required to make any filing with or give any notice to, or to obtain any consent from, any governmental body in connection with employment by the Company of any employee who is a foreign national. There is no pending legal proceeding, and no governmental agency has threatened to commence any legal proceeding, against the Company or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the employment by the Company of any employee who is a foreign national.  There is no order, writ, injunction or decree which has been entered against the Company preventing or delaying the employment by the Company of any employee who is a foreign national.

4.19         Material Contracts.

(a)           Section 4.19 of the Company Disclosure Schedule contains a list of all contracts and agreements to which the Company is a party and that are material to the business, results of operations, or condition (financial or otherwise), of the Company (such contracts, agreements and arrangements as are required to be set forth in Section 4.19 of the Company Disclosure Schedule being referred to herein collectively as the “Material Contracts”).  “Material Contracts” shall include, without limitation, the following and shall be categorized in the Company Disclosure Schedule as follows:

(i)           each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company:  (A) paid or otherwise gave consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(ii)           each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which the Company is a party which (A) involved consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, ((B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(iii)           (A) all distributor, manufacturer’s representative, broker, franchise, agency and dealer contracts and agreements to which the Company is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which the Company is a party which:  (1) involved consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008 or (2) are likely to involve consideration of more than $5,000.00 in the aggregate over the remaining term of the contract;

(iv)           all management contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which (A) involved consideration or more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(v)           all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

(vi)           all contracts and agreements that limit the ability of the Company  to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

(vii)           all contracts and agreements between or among the Company, on the one hand, and any affiliate of the Company, on the other hand:

(viii)                      all contracts and agreements to which the Company is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer; and

(ix)           all other contracts or agreements (A) which are material to the Company or the conduct of their respective businesses or (B) the absence of which would have a Material Adverse Effect on the Company or (C) which are believed by the Company to be of unique value even though not material to the business of the Company.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Company license and each Material Contract, is a legal, valid and binding agreement, and none of the Company licenses or Material Contracts is in default by its terms or has been canceled by the other party; the Company is not in receipt of any claim of default under any such agreement; and the Company does not anticipate any termination of or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated by this Agreement.  The Company has furnished Purchaser with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

4.20           Interested Party Transactions.  Except as set forth on Schedule 4.20, the Company is not directly or indirectly indebted to any director, officer, employee or agent of the Company (each of the foregoing, an “Interested Party”) (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), nor is the Company directly or indirectly indebted to any members of the immediate families of any Interested Party, and no such Interested Parties or members of their immediate families are directly or indirectly indebted to the Company.  No Interested Parties have any direct or indirect ownership or financial interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Interested Parties and members of their families may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded companies that may compete with the Company.  No Interested Party or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company.  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.21           Insurance.  The Company has policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.22           Compliance With Laws.  The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.23           Minute Books.  The minute books of the Company made available to Purchaser contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.  The minute books shall remain available for Purchaser from the period beginning on the effective date through the earlier to occur of (i) the Closing or (ii) the Option Termination Date.

4.24           Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document which has been requested by Purchaser or its counsel in connection with their legal and accounting review of the Company.

4.25           Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.26           Board Approval.  The Board of Directors of the Company has unanimously approved this Agreement and the Transaction Agreements and the transactions contemplated hereunder and thereunder.

4.27           Inventory.  The inventories shown on the Financial Statements or thereafter acquired by the Company consist of items of a quantity and quality usable or salable in the ordinary course of business.  Since January 31, 2009, the Company has continued to replenish inventories in a normal and customary manner consistent with past practice.  The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.  Due provision has been made on the books of the Company in the ordinary course of business consistent with past practice to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

4.28           Accounts Receivable.

  (a)           The Company has made available to Purchaser a list of all accounts receivable of the Company reflected on the Financial Statements (“Accounts Receivable”) along with a range of days elapsed since invoice.

  (b)           All Accounts Receivable of the Company arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

  (c)           All of the inventories of the Company reflected in the Financial Statements and the Company’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods.  None of the inventory of the Company reflected on the Financial Statements or on the Company’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practice and outstanding customer contracts.  The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

4.29           Customers and Suppliers.  As of the date hereof, no customer which individually accounted for more than ten percent (10%) of the Company’s gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after December 31, 2008 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.  From and after the date hereof, no customer which individually accounted for more than ten percent (10%) of the Company’s gross revenues during the twelve (12) month period preceding the Closing, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions by this Agreement, its relationship with the Company, and to the Company’s knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company.  The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

4.30           Third Party Consents.  Except as set forth on Schedule 4.30, no consent or approval is needed from any third party in order to effect this Agreement or any of the transactions contemplated hereby.

4.31           No Commitments Regarding Future Products.  The Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company’s customers from time to time test or evaluate products).  The products the Company has delivered to customers substantially comply with published specifications for such products and the Company has not received material complaints from customers about its products that remain unresolved.  Section 4.31 of the Company Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

4.32           Representations Complete.  None of the representations or warranties made by the Company in this Agreement or in any attachment hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date, as applicable, as follows:

5.1           Power, Authorization and Validity.  Seller has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of the Seller, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

5.2           Title to Shares.  Seller is the sole owner of the Shares and has, and will have, as of the Closing, good, valid and marketable title to such Shares free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever.  Seller represents that it has or will have, as of the Closing, full right, power and authority to sell, transfer and deliver such Shares to Purchaser, and, upon delivery of the certificate or certificates therefor duly endorsed for transfer to Purchaser and Purchaser’s payment for and acceptance thereof, will transfer to Purchaser good, valid and marketable title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever.  Seller is not party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Shares.  There is no action, proceeding, claim or, to the Seller’s knowledge, investigation against Seller or Seller’s  assets, properties or, as applicable, any of the Seller’s respective officers or directors, pending or, to the Seller’s knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Shares held by Seller.

5.3           No Violation.  The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the Shares under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which Seller is a party or to which Seller or any of Seller’s assets or properties may be subject or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Seller or Seller’s assets or properties.  The consummation of the Purchase and the other transactions contemplated by this Agreement will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of the Seller.

5.4           Acknowledgment.  Seller hereby acknowledges that it and its legal counsel have read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof).  Seller acknowledges that it has had an opportunity to consult with and has relied solely upon the advice, if any, of Seller’s legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent Seller has deemed necessary, and has not been advised or directed by Purchaser or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

5.5           Board and Stockholder Approval.  The Board of Directors of Seller has unanimously (i) approved this Agreement and the transactions contemplated hereunder, and (ii) determined that the purchase of the Shares by Purchaser is in the best interests of the stockholders of Seller.  As of the Effective Date, Seller has obtained a stockholder agreement and irrevocable proxy (the “Proxy”), in form and substance acceptable to Purchaser, from Seller’s stockholders holding at least 51% of the outstanding stock (the “Majority Stockholders”) of the Seller, evidencing the consent by the Majority Stockholders to the Purchase and related transactions as described in the Definitive Information Statement.  As of the Closing Date, (i) the Definitive Information Statement has been reviewed by the Securities and Exchange Commission, (ii) has become effective under the applicable provisions of the Securities Exchange Act of 1934, as amended, (iii) has been delivered to the stockholders of Seller, and (iv) Seller has obtained the requisite consents of its stockholders required by all applicable federal and state laws approving the terms of this Agreement and related transactions described in the Definitive Information Statement.

SECTION 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as of the Effective Date and as of the Closing Date as follows:

6.1           Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Purchaser.

6.2           Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms.

6.3           No Conflict; Required Filings and Consents.

 (a)           The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

 (b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

6.4           Governmental Authorization.  Purchaser has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Purchaser’s business (“Purchaser Authorizations”), and all of such Purchaser Authorizations are in full force and effect, except where the failure to obtain or have any of such Purchaser Authorizations could not reasonably be expected to have a Material Adverse Effect on Purchaser.

6.5           Broker’s and Finders’ Fees.  Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 7
CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Each Party.  The respective obligations under this Agreement of each party hereto shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties:

(a)           Conditions to Obligations of Each Party.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.

(b)           Governmental Approval.  Purchaser, Seller and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby.

7.2           Additional Conditions to Obligations of Seller and the Company.  The obligations of Seller and the Company under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller and the Company:

(a)           Representations, Warranties and Covenants  (i) Each of the representations and warranties of Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing.

(b)           No Material Adverse Changes.  There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Purchaser and its subsidiaries, taken as a whole.

(c)           Compliance Certificate of Purchaser.  The Company shall have been provided with a certificate executed on behalf of Purchaser by its President and its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.2(a) and (b) above has been satisfied with respect to Purchaser.

7.3           Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)           Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Company and Seller in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Company and Seller in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) the Company and Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b)           No Material Adverse Changes.  There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company.

(c)           Certificates of the Company and Seller.

 (i)           Compliance Certificate of the Company.  Purchaser shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.3(a) and (b) above has been satisfied.

 (ii)           Compliance Certificate of Seller.  Purchaser shall have been provided with a certificate executed on behalf of the Seller by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.3(a) and (b) above has been satisfied.

 (iii)           Certificate of Chief Financial Officer.  Purchaser shall have been provided with a certificate executed on behalf of by the Company by its Chief Financial Officer certifying that, as of the Closing:

(A)           as per the Company’s audited financial statements for the fiscal year ended December 31, 2008 (I) the Company’s Gross Revenues for the fiscal year ended December 31, 2008 equaled or exceeded $20 million, and (II) the Company’s EBITDA for the fiscal year ended December 31, 2008 equaled or exceeded $1.5 million; and

(B)           the Company has employed or retained a minimum of 175 employees or consultants working on a full-time basis in support of the operations of the Company.

(iv)           Certificate of Secretary of the Company. Purchaser shall have been provided with a certificate executed by the Secretary of the Company certifying that, as of the Effective Date and the Closing Date:

(A)           resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)           the Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Closing, including all amendments thereto; and

(C)           the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(D)           resolutions duly adopted by the Board of Directors of the Company providing for (i) the amendment of the Company’s Bylaws (if required) to increase the number of authorized directors to five (5), and (ii) the appointment of two (2) new directors who shall be designated by Purchaser.  One of Purchaser’s designees shall be Rajkumar Velagapudi (who shall be appointed or elected to serve as chairman of the Board of Directors upon his appointment to Board of Directors) and the other of whom shall be Sudhakar Konbisetty.

(v)         Certificate of Secretary of Seller. Purchaser shall have been provided with a certificate executed by the Secretary of the Seller certifying that, as of the Closing:

(A)           resolutions duly adopted by the Board of Directors of the Seller authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)           that the Seller has obtained the requisite consent of its stockholders required under applicable federal and state law to the consummation of the transactions contemplated by this Agreement as described in the Definitive Information Statement; and

(C)           the incumbency of the officers of the Seller executing this Agreement and all agreements and documents contemplated hereby.

(d)           Third Party Consents.  Purchaser shall have been furnished with evidence satisfactory to it that Seller and the Company have obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with this Agreement.

(e)           Injunctions or Restraints; Conduct of Business.  No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the transactions contemplated by this Agreement shall be pending.  In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s conduct or operation of the business of the Company, following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(f)           Resignation of Directors.  Purchaser shall have received letters of resignation from Joseph Perno and Charlotte Denenberg resigning as directors of the Company which resignations in each case shall be effective as of the Closing.

(g)           Employment and Non-Competition Agreements. All of the non-billable Schedule 1B Employees set forth on Schedule 1 shall have executed a Non-Competition Agreement substantially in the form attached hereto as Exhibit B-2 to the extent required by Section 2.4(b)(iv).

(h)           Assignments.  The assignments contemplated in Section 2.3(a)(iv) shall have been completed and Seller shall have delivered to Purchaser (i) a schedule of assets transferred by such assignments and (ii) satisfactory evidence of such assignments.

SECTION 8
INDEMNIFICATION; REMEDIES

8.1           Survival of Covenants, Representations and Warranties.  Subject to the third sentence of this Section 8.1, all covenants to be performed entirely prior to the Closing Date (“Pre-Closing Covenants”) and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Purchase and continue until twelve (12) months after consummation of the Purchase; provided that representations, warranties and covenants relating to Taxes (Sections 4.15 and 11) and Employee Benefit Plans (in Section 4.16) shall survive until 30 days after expiration of all applicable statutes of limitations relating to such matters (each of the foregoing dates, the applicable “Indemnity Termination Date”).  All covenants set forth herein to be performed partially or entirely after the Closing Date (“Post-Closing Covenants”) and their corresponding Indemnity Termination Dates shall survive the Closing and continue until specifically limited by the terms of such Post-Closing Covenants.  Notwithstanding the foregoing, if any claims for indemnification have been asserted with respect to any covenants or representations and warranties prior to the applicable Indemnity Termination Date, the covenants or representations and warranties on which any such claims are based shall continue in effect until final resolution of such claims.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the assumed accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2           Indemnification.  Subject to the limitations set forth in Section 8.3 below, from and after the Closing Date, the Seller and the Company (each an “Indemnifying Person” and collectively the “Indemnifying Persons”) shall, jointly and severally, protect, defend, indemnify and hold harmless Purchaser and its affiliates, officers, directors, employees, representatives and agents (each an “Indemnified Person,” and collectively the “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action:  (i) alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Company or Seller contained in this Agreement or the Transaction Agreements, including any exhibits or schedules attached hereto, which becomes known to Purchaser prior to the applicable Indemnity Termination Date; (ii) based on the failure of the Company or the Seller to perform any of their respective obligations under this Agreement or the Transaction Agreements, which failure becomes known to Purchaser prior to the applicable Indemnity Termination Date; (iii) brought by any employees or consultants of the Company within twelve (12) months following the Closing Date who were terminated prior to the Closing Date; or (iv) stemming from an “Event of Default” as defined in (a) the Convertible Promissory Note, (b) the Convertible Promissory Note Purchase Agreement, (c) the Credit Agreement, (d) the Stock Pledge Agreement, (e) the Security Agreement, or (f) the Guarantee Agreement.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Purchaser.

8.3           Limitations on Indemnity.  Subject to Section 8.7 below, the Indemnifying Persons shall not be liable to the Indemnified Persons under this Section 8 for any Damages until the amount otherwise due exceeds Fifty Thousand Dollars ($50,000), in which case the Indemnifying Persons shall be liable to the Indemnified Persons for all amounts due including the first Fifty Thousand Dollars ($50,000), provided however, that the Indemnifying Persons’ collective maximum liability to the Indemnified Persons under this Section 8 for all Damages shall be capped at $4,000,000.00 plus the amounts paid to Seller pursuant to Section 3.1 hereof (amounts paid under the Bonus Pool under Section 3.1 shall not be considered for the purposes of this Section 8.3).  The foregoing notwithstanding, and regardless of any disclosures made on the Company Disclosure Schedule, any Damages related to the Company’s ownership of any subsidiary (beginning with the first dollar of such Damages) shall be born one hundred percent (100%) by Seller. Any amounts that are to be paid to Indemnified Persons hereunder may be withheld by Purchaser from payments due Seller under Section 2.2 and any earn-out payments that would otherwise be payable pursuant to Section 3, provided however, that Seller shall be responsible to pay any amounts owed to any Indemnified Persons in excess of such amounts that may be withheld by Purchaser, subject to the limitations on total liability specified above.  The limitations set forth in this Section 8.3 shall not apply to any liability for breaches of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power; Subsidiaries), Section 4.2 (Articles of Incorporation and Bylaws), Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.15 (Taxes), Section 4.22 (Compliance With Laws), and Section 11 (Tax Matters) if no appropriate disclosure was made with respect thereto in the corresponding disclosure schedules.

8.4	Third-Party Claims.

(a)           Promptly after receipt by an Indemnified Person of notice of the assertion of a claim by a third party (a “Third-Party Claim”) against it, such Indemnified Person shall give notice to the Indemnifying Persons of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Persons will not relieve the Indemnifying Persons of any liability that they may have to any Indemnified Person, except to the extent that the Indemnifying Persons demonstrate that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.  In any such event the Indemnified Person shall reasonably cooperate with the Indemnifying Persons in providing access to information within the control of the Indemnified Person that may be relevant to the Third Party Claim.

(b)           If an Indemnified Person gives notice to the Indemnifying Persons pursuant to Section 8.4(a) of the assertion of a Third-Party Claim, the Indemnifying Persons shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that the Indemnifying Persons wish (unless (i) any Indemnifying Person is also a party against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Persons fail to provide reasonable assurance to the Indemnified Person of their financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person.  After notice from the Indemnifying Persons to the Indemnified Person of their election to assume the defense of such Third-Party Claim, the Indemnifying Persons shall not, so long as they diligently conduct such defense, be liable to the Indemnified Person under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Persons assume the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of a legal requirement or any violation of the rights of any Indemnified Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Persons; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to the Indemnifying Persons of the assertion of any Third-Party Claim and the Indemnifying Persons do not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of their election to assume the defense of such Third-Party Claim, the Indemnifying Persons will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Persons, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Persons will not be bound by any determination of any Third-Party Claim so defended or any compromise or settlement effected without their Consent (which may not be unreasonably withheld, delayed or conditioned).

(d)           Each party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on the Indemnifying Persons with respect to such a claim anywhere in the world; provided that, the Indemnifying Persons shall have the right to assume the defense according to the terms and conditions of Section 8.4(b) above.

(e)           With respect to any Third-Party Claim subject to indemnification under this Section 8: (i) both the Indemnified Persons and the Indemnifying Person, as the case may be, shall keep the other persons fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such other person(s) are not represented by separate legal counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)           With respect to any Third-Party Claim subject to indemnification under this Section 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.5           Other Claims.  Subject to the other provisions of this Section 8, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

8.6           Indemnification in Case of Strict Liability or Indemnitee Negligence.  Subject to Section 8.4, THE INDEMNIFICATION PROVISIONS IN THIS SECTION 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER THE INDEMNIFYING PERSONS ALLEGE OR PROVE THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE INDEMNIFIED PERSON.

8.7           Fraud.  Notwithstanding anything to the contrary in this Section 8, no limitation or condition of liability provided in this Section 8 shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made fraudulently.

8.8           Claims for Indemnification by at-Fault Party.  If any Indemnified Person makes a claim for indemnification against the Indemnifying Persons under this Section 8, and a court of competent jurisdiction determines such claim was not an indemnifiable claim under this Agreement, the party making such claim shall be responsible for the attorneys’ fees and costs of the Indemnifying Persons in defending such claim for indemnification.

8.9           Tax Matters Claims.  Notwithstanding the indemnification terms set forth in this Section 8, liability and responsibility among the parties for certain tax matters set forth below in Section 11 shall be governed by the terms set forth in Section 11.

SECTION 9
TERMINATION; SURVIVAL AND EFFECT OF TERMINATION

9.1           Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

 (a)           By mutual written consent of Purchaser, Seller and the Company;

 (b)           By Purchaser, if any of the conditions set forth in Sections 7.1 and 7.3 shall have become reasonably incapable of fulfillment, or if the Closing does not occur, on or before the Option Expiration Date, through no fault of Purchaser, and such condition(s) and/or Closing Date deadline shall not have been waived in writing by Purchaser;

 (c)           By either Purchaser or Seller if the other (Purchaser on the one hand or  Seller and/or the Company on the other) has breached this Agreement in any material respect, but only if the failure to consummate such transaction did not result from the failure by the party(ies) seeking such termination to fulfill any condition set forth in Section 7 which is a condition precedent to the obligation of the other under this Agreement to consummate the transactions contemplated hereby.

9.2.           Survival.  If this Agreement is terminated prior to Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 9.2 (relating to termination and survival); Section 10.3 (relating to the obligations of confidentiality); Section 10.4 (relating to disclosure); and Section 12 (relating to certain miscellaneous provisions).

SECTION 10
COVENANTS OF SELLER AND THE COMPANY

10.1           Conduct of Business of the Company.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to cause the Company and the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due (subject (i) to good faith disputes over such debts or Taxes and (ii) to Purchaser’s consent to the filing of material Returns if applicable), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date.  Seller and the Company agree to promptly notify Purchaser of any event or occurrence not in the ordinary course of the Company’s business, and of any event which could have a Material Adverse Effect.  Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not and the Seller shall not allow, cause or permit the Company to do any of the following, without the prior written consent of Purchaser:

(a)           Charter Documents.  Amend the Company’s Certificate of Incorporation or Bylaws;

(b)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities;

(c)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Company’s capital stock, or split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock;

(d)           Stock Option Plans, Etc. Adopt or approve any equity incentive plan or accelerate, amend or change the period of exercisability or vesting of options or other rights that may have been granted under the Company’s existing stock plans or authorize cash payments in exchange for any options or other rights granted under any such plans.

 (e)           Material Contracts.  Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any material contract, other than in the ordinary course of business consistent with past practice;

(f)           Intellectual Property.  Transfer to any person or entity any rights to the Company’s Intellectual Property other than in the ordinary course of business consistent with past practice;

(g)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(h)          Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of the Company’s properties or assets which are material, individually or in the aggregate, to its  business, taken as a whole, except in the ordinary course of business consistent with past practice;

(i)           Indebtedness.  Incur any indebtedness, other than indebtedness pursuant to the Credit Agreement, the Note and the Note Purchase Agreement, for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)           Leases.  Enter into any operating lease with total commitments in excess of $10,000;

(k)          Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $10,000;

(m)          Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n)          Termination or Waiver.  Terminate or waive any right of substantial value;

(o)           Employee Benefit Plans; New Hires; Pay Increases.  Adopt or amend any employee benefit or stock purchase, option or other equity incentive plan, or hire any new employees, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, except in the ordinary course of business consistent with past practice;

(p)          Severance Arrangement.  Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof that have been disclosed to and approved by Purchaser, and except for any severance or termination pay  in the ordinary course of business consistent with past practice;

(q)          Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company’s Board of Directors in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that Seller and the Company consult with Purchaser prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(r)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business, taken as a whole;

(s)           Taxes.  Other than in the ordinary course of business or as contemplated by Section 11 below, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)           Notices. Fail to give any notices or other information required to be given to the employees of the Company or to any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

(u)          Revaluation.  Revalue any of the Company’s assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(v)          Other.  Take, or agree in writing or otherwise to take, any of the actions described in Sections 10.1(a) through (u) above, or any action which would make any of the representations or warranties of the Company or Seller contained in this Agreement untrue or incorrect or prevent any of them from performing or causing any of them not to perform their respective covenants hereunder.

10.2           No Solicitation.  The Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company to or afford access to the properties, books or records of the Company to, any person that has advised the Company or the Seller that it may be considering making, or that has made, a Takeover Proposal.  The Company or Seller, as the case may be, will promptly notify Purchaser after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal, and will keep Purchaser fully informed of the status and details of any such Takeover Proposal notice or request.  For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a Purchase or other business combination involving the Company or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

10.3           Access; Confidentiality.  Each of the Company and Seller agree to cause the Company to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information necessary for Purchaser to evaluate the business, operations, properties and financial condition of the Company.  All parties agree to keep confidential and shall not make use of any information treated by any other party hereto as confidential (including, without limitation, the existence of this Agreement), obtained from the such other party concerning the assets, properties, business or operations of such other party other than disclosing such information to legal counsel, consultants, financial advisors, and key employees where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 10.3), except as may be required to be disclosed by applicable law.  Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or was rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required by law to be disclosed or is necessary to establish rights under this Agreement or any agreement contemplated hereby (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

10.4           Public Announcements.  All parties hereto agree that Purchaser will be responsible for any press release or publication with respect to the existence of this Agreement or the transactions contemplated hereby, and further agree to cooperate in good faith with respect to any such press release or public statement, and, except with respect to the Seller’s obligation to file a Form 8-K with the SEC describing the transactions contemplated hereby (a copy of which shall be provided to Purchase in advance of such filing), or as may otherwise be required by law, further agree not to issue any such press release or public statement without the prior written consent of Purchaser (in the case of a publication proposed by the Company and/or Seller).  Purchaser agrees to provide any such press release or public statement to the Company and Seller in advance of publication and to provide the Company and Seller a reasonable opportunity to review and comment on such publication.

10.5           Cooperation.  Each Party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement.  Each party will use reasonable efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.  No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

10.6           Employees of the Business.  Between the date of this Agreement and the Closing Date, the Company shall allow Purchaser to have free access to all employees of the Company for discussions regarding the operations and performance of the Company.

10.7           Notification of Claims.  From the date of this Agreement to and including the Closing Date, the Company and/or Sellers shall promptly notify Purchaser in writing of the commencement or threat of any claims, litigation or proceedings against or affecting the Company of which the Company and/or Seller has knowledge.

10.8           Use of Office Space and Executive Time.  The Company and Seller hereby acknowledge and agree to allow Purchaser reasonable use of the Company’s office space and access to the Company’s executive officers for purposes related to this Agreement from the Effective Date through the Closing Date.  After the Closing Date, the Purchaser hereby acknowledges and agrees to allow Seller the reasonable use of the Company’s office space and access to the Company’s executive officers for purposes related to the Seller’s transition following the Closing, not to exceed six (6) months.

10.9           Further Acts.  After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties will take any further actions necessary or desirable to carry out the purposes of this Agreement and to vest in Purchaser full title to all properties, assets and rights of the Company.  In addition, without in any way limiting the generality of the foregoing, the Company and, to the extent required, Seller hereby agree to take any and all further actions necessary or desirable to carry out the assignment to Purchaser of all Intellectual Property of the Company.

SECTION 11
TAX MATTERS

11.             Tax Matters.  The following provisions shall govern the allocation of responsibility as between Purchaser and the Seller with respect to certain tax matters following the Closing Date.

  11.1           Cooperation.  Purchaser and Seller agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Returns of or with respect to the Company, the making of any election related to Taxes of or with respect to the Company, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Return of or with respect to the Company.  Purchaser and the Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.1.  In the event the Seller, on the one hand, or Purchaser or Company, on the other, receives notice of any proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter; provided that failure to promptly notify shall not reduce the other party's indemnity obligation hereunder except to the extent such party is actually prejudiced thereby.

11.2         Section 338 Election.

(a)           The parties shall cooperate in jointly making an election under Section 338(h)(10) of the Code with respect to the acquisition of the Shares pursuant to the transactions contemplated by this Agreement.  In no event shall the Seller make or permit to be made any other election under Section 338 of the Code with respect to the acquisition of the Shares pursuant to the transactions contemplated by this Agreement without the written consent of Purchaser, and in no event shall Purchaser make or permit to be made an election under Section 338(g) with respect to any deemed purchase of the Shares without the written consent of the Seller.  Purchaser shall prepare and deliver to the Seller the initial version of the Form 8023 (the "Initial 8023") relating to such Section 338(h)(10) election, which version the Seller shall cause to be signed by the appropriate persons and delivered to Purchaser at the Closing; provided, however, that if within five (5) days of receiving the Initial 8023 the Seller submits to Purchaser a written objection (the "Objections Notice") to the allocation to the Company's assets of the consideration paid and deemed paid for the Shares as reflected in the Initial 8023, the provisions of subsection (b) below shall apply.  If no Objections Notice is submitted to Purchaser within such five (5) day period, the allocation reflected in the Initial 8023 shall be binding on the parties, absent such adjustments as may be based on the final determination of the Company’s current assets at the time of Closing (the “Closing Current Assets”), changes in Purchaser’s financial accounting for the transaction, or an agreement among Purchaser and the Seller.

(b)           Following receipt by Purchaser of any Objections Notice, Purchaser and the Seller shall negotiate in good faith to resolve the objections set forth therein.  If the parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items included in the Objections Notice shall be resolved by a mutually designated accounting firm (the “Accounting Referee”), whose determination shall be final and binding on all parties hereto.  The Accounting Referee shall resolve the dispute within thirty (30) days after the item has been referred to it.  Seller shall bear one-half of any costs incurred in connection with the retention of the Accounting Referee in accordance with this Section 11.2(b), and Purchaser shall bear the other half.  Purchaser shall not file the Form 8023 until the expiration of the five (5)-day period referred to in subsection (a) above or, if an Objections Notice has been received within such period, until the issues in the Objections Notice have been resolved by the parties or by the Accounting Referee; provided, however, that if for any reason the issues are not resolved prior to the due date for filing such Form 8023, Purchaser shall be entitled to file (and the Seller shall cooperate in filing) the Form 8023 based on the Initial 8023 (with such modifications thereto based on the final determination of Closing Current Assets, changes in Purchaser's financial accounting for the transaction, any partial determinations by the Accounting Referee, and any changes to which the parties have agreed), and in the event the form is filed prior to such resolution the parties shall attempt to amend such Form 8023 as necessary to reflect such final resolution.

(c)           No party to this Agreement shall be liable to any other party in the event of any inaccuracy in the allocation to the Company's assets of the consideration paid and deemed paid for the Shares.

(d)           The Parties acknowledge that if Purchaser or Seller request that an election be made under Section 338(h)(10) of the Code, such election shall be made no later than the 15th day of the 9th month of the month beginning after the Effective Date.

11.3         Tax Return Preparation; Audits.

(a)           Seller shall include the income of the Company (including any deferred items triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss account taken into income under Treas. Reg. Section 1.1502-19) on Seller’s consolidated federal income tax Return for all periods through the end of the Closing Date and pay any federal income Tax attributable such income.  For all taxable periods ending on or before the Closing Date, the Seller shall cause the Company to join in Seller’s consolidated federal income tax return and, in any jurisdiction requiring separate reporting from the Seller, to file separate company state and local income tax returns.  All such Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  Purchaser shall have the right to review and comment on any such Return prepared by Seller.  Purchaser shall cause the Company to furnish information to the Seller as reasonably requested to allow Seller to satisfy its obligations under this Section 11.3(a) in accordance with past practice or custom.  The Company and Purchaser shall consult and cooperate with the Seller as to any elections to be made on the returns of the Company for periods ending on or before the Closing Date.  The Seller shall be bound by and shall not take any position inconsistent with the Returns to be prepared by Seller that Purchaser has reviewed pursuant to this Section 11.3.  No party may amend a Return filed in accordance with this Agreement by any party with respect to the Company for a taxable period beginning prior to the Closing Date without the consent of the other parties, not to be unreasonably withheld.

(b)           Seller shall allow the Company and its counsel to participate in any audit of Sellers consolidated federal income tax Return to the extent that such returns relate to the Company.  Sellers shall not settle any audit in a manner that would adversely affect the Company after the Closing Date without the advanced written consent of Purchaser, which consent shall not be unreasonably withheld.

11.4         Section 338(h)(10) Election Allocation.

(a)           If the Section 338(h)(10) election contemplated in Section 11.2 hereof is jointly made by Purchaser and Seller pursuant to Section 11.2, and  in accordance with Sections 11.1, then within a reasonable period following such request Purchaser shall prepare and deliver to Seller a statement (an "Allocation Statement") allocating the consideration paid and deemed paid for the Shares through the date thereof, as determined by Purchaser consistent with applicable tax reporting principles, among the assets of the Company, in such amounts reasonably determined by Purchaser to be consistent with Section 338 of the Code and the regulations (including, to the extent applicable, proposed regulations) thereunder.  The Allocation Statement shall be amended by Purchaser from time to time as necessary to reflect adjustments to the consideration paid or deemed paid for the Shares.

(b)           The Seller shall have a period of twenty (20) business days after the delivery of the Allocation Statement (including any amended Allocation Statement) to present in writing to Purchaser notice of any objections Seller may have to the allocations set forth therein (a "Seller Objections Notice"). Unless the Seller timely objects, such Allocation Statement shall be binding on all parties hereto without further adjustment, absent manifest error.

(c)           If the Seller shall raise any objections within the 20-business day period, Purchaser and the Seller shall negotiate in good faith and use their best efforts to resolve such dispute.  If the parties fail to agree within fifteen (15) days after the delivery of the Seller Objections Notice, then the disputed items shall be resolved by the Accounting Referee, whose determination shall be final and binding on all parties hereto.  The Accounting Referee shall resolve the dispute within thirty (30) days after the item has been referred to it.  Seller shall bear one-half of any costs incurred in connection with the need to retain the services of an Accounting Referee in accordance with this Section 11.2(b) and Purchaser shall bear the other one-half.

11.5         Seller’s Responsibility for Certain Taxes.

(a)           Except to the extent of any and all Taxes accrued on the Financial Statements, the Seller shall jointly and severally indemnify, defend and hold harmless Purchaser (and, after the Closing, Company) from and against (i) all Taxes of the Company, and all Taxes with respect to which the Company is or could be liable, that are due with respect to periods ending on or prior to the Closing Date, (ii) all such Taxes that are due with respect to periods ("Straddle Periods") that include but do not end on  the Closing Date to the extent attributable to the portion of the Straddle Period (the "Pre-Closing Straddle Period") ending at the close of business on the Closing Date (determined as provided below), and all Taxes of the Company arising from the transactions contemplated by this Agreement (including the Section 338(h)(10) election, if made pursuant to Section 11.2 above), (iii) any failure, prior to Closing, to comply with applicable laws or agreements (including this Agreement) pertaining to Taxes, (iv) any breach of a representation in Section 4.15,  (v)  any Taxes incurred by Purchaser or its affiliates as a result of the receipt of indemnification payments under this Agreement; and (vi) all losses incurred in connection with amounts described in clauses (i) through (v) of this sentence.  Notwithstanding the foregoing, the Seller shall be entitled to cause the Company to pay prior to the Closing Date any Tax incurred by the Company to the extent that such Tax was incurred by the Company in the ordinary course of its business, and payment of such Tax at such time is consistent with the historic practice of the Company.

(b)           Amounts payable by the Seller pursuant to Section 11.5(a) shall be paid by the Seller when due, and in no event later than five (5) days following request therefor from Purchaser.

(c)           Taxes for any Straddle Period shall be attributable to the Pre-Closing Straddle Period (and borne by the Seller as provided above) to the extent that such Taxes would have been incurred during the Straddle Period if the applicable taxable period ended at the close of business on the Closing Date (except that Taxes imposed on a basis other than net or gross income, receipts, sales, payroll or the like shall be prorated on a daily basis).

11.6         Treatment of Indemnity Payments.  It is the intent of the Parties that amounts paid under Section 8 or this Section 11 shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.

SECTION 12
MISCELLANEOUS

12.1         Survival of Warranties.  The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate on the first anniversary of the Closing Date; provided that representations, warranties and covenants relating to Taxes (Sections 4.15 and 11) and Employee Benefit Plans (Section 4.16) shall survive until 30 days after expiration of all applicable statutes of limitations relating to such matters.

12.2         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)           if to Purchaser, to:

Fortify Infrastructure Services, Inc.
2340A Walsh Avenue
Santa Clara, CA  95051
Attention:  Raj Velagapudi, CEO and President
Facsimile No.:  (408) 416-3237
Telephone No.:  (408) 850-3119

with a copy to:

Royse Law Firm, PC
2600 El Camino Real, Suite 110
Palo Alto, CA  94306
Attention:  Laurie A. Allen, Esq.
Facsimile No.:  (650) 813-9777
Telephone No.:  (659) 813-9700

(b)           if to Seller or the Company, to:

NetFabric Holdings, Inc./Seller
UCA Services, Inc./Company
299 Cherry Hill Road
Parsippany, NJ 07054
Attention:  Fahad Syed, CEO
Facsimile No.:  (973) 384-9061
Telephone No.:  (973) 537-0077

with a copy to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention:  Robert S. Matlin, Esq.
Facsimile No.:  (212) 536-4066
Telephone No.: (212) 536-3901

12.3           Interpretation.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Effective Date.  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.4           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.5           Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents referred to herein are the product of all parties hereto and thereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Any and all other written or oral agreements existing between the parties hereto regarding such transactions: (a) are expressly canceled except for the provisions of the  Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

12.6           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.7           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.8           Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.10         Waiver of Restrictions.  The Company hereby consents to the transfers of the Shares that are the subject of this Agreement and waives any restrictions on transfer applicable to such Shares with respect to the transfers contemplated by this Agreement.

12.11         Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 12.11 shall be binding upon the parties and their respective successors and assigns.

[Signature Page Follows]

The Parties have duly executed this Agreement as of the Effective Date.

FORTIFY INFRASTRUCTURE	NETFABRIC HOLDINGS, INC.
SERVICES, INC.

/s/	/s/
Mr. Rajkumar Velagapudi	Mr. Fahad Syed
President and Chief Executive Officer	Chief Executive Officer

NETFABRIC TECHNOLOGIES, INC.
D/B/A UCA SERVICES, INC..

/s/
Mr. Fahad Syed
Chief Executive Officer

SIGNATURE PAGE TO OPTION AND PURCHASE AGREEMENT

SCHEDULE 1

EMPLOYEES

SCHEDULE 1B

EMPLOYEES

SCHEDULE 2

COMPANY DISCLOSURE SCHEDULE

EXHIBIT A

FORM OF UNSECURED PROMISSORY NOTE

EXHIBIT B-1

FORM OF EMPLOYMENT AND NONCOMPETITION AGREEMENT

EXHIBIT B-2

FORM OF NONCOMPETITION AGREEMENT

EXHIBIT C

LEGAL OPINION

EXHIBIT D

IMMIGRATION OPINION

EXHIBIT E

FORM OF INCENTIVE COMPENSATION PLAN